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                                                                    Exhibit 99.1
                  POLYMER GROUP, INC. ANNOUNCES TENDER OFFER
                           AND CONSENT SOLICITATION

NORTH CHARLESTON, SOUTH CAROLINA -- June 4, 1997. Polymer Group, Inc. ("Polymer Group," NYSE "PGH") today announced that it intends to commence a cash tender offer and consent solicitation relating to all of its outstanding 12 1/4% Senior Notes due 2002 (the "Notes") on June 5, 1997.

     The total consideration to be paid for each validly tendered Note and properly delivered consent will be based upon a fixed spread of 75 basis points over the yield to maturity on the 8 1/4% U.S. Treasury Note due July 15, 1998, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes. Using the fixed spread formula, the purchase price for the Notes will be set at 2:00 p.m., New York City time, on Wednesday, June 18, 1997, unless the offer is extended.

     In conjunction with the tender offer, the Company will be soliciting consents to certain proposed amendments to the Indenture governing the Notes, which amendments would, among other things, eliminate substantially all of the covenants contained in such Indenture. Holders who tender their Notes will be required to consent to the proposed amendments.

     The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, July 2, 1997, unless extended. The expiration date for the consent solicitation will be 5:00 p.m., New York City time, on Wednesday, June 18, 1997, if on such date Polymer Group has received duly executed consents from holders representing a majority in principal amount of the Notes or the first date thereafter that it receives such consents. Holders who tender their Notes after the consent expiration date will not be entitled to receive the consent payment.

     Polymer Group currently intends to finance the purchase of the Notes through the consummation of a private placement and resale pursuant to Rule 144A promulgated under the Securities Act of 1933 of up to $350 million principal amount of a new issue of senior subordinated notes. The balance of the proceeds will be used to repay amounts currently outstanding on Polymer Group's credit agreement.

     Chase Securities Inc. will be acting as the exclusive Dealer Manager for the tender offer and the consent solicitation. The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation, may be directed to Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 or (212) 929-5500 on or after June 5, 1997.

     Polymer Group, Inc. is a leading worldwide manufacturer and marketer of a broad range of nonwoven and woven polyolefin products. Its principal products include medical, wiping, hygiene and industrial and specialty products.

     For additional information, contact James Bryant, Director of Investor Relations, at (803) 566-7293.